UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

July 17, 2012 (July 11, 2012)

Date of Report (Date of earliest event reported)

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On July 17, 2012, Harte-Hanks issued a press release announcing preliminary financial results for its second quarter of 2012. The full text of the press release is furnished with this Current Report as Exhibit 99.1 and is incorporated by reference herein.

The information contained in this Item 2.02 (including Exhibit 99.1) of this Current Report is furnished pursuant to this Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, notwithstanding any general incorporation by reference language in other Harte-Hanks filings.

Item 2.06	Material Impairments.

Harte-Hanks tests its goodwill and other intangible assets with indefinite useful lives for impairment as of November 30 of each year and on an interim date should factors or indicators become apparent that would require an interim test. Harte-Hanks assesses the impairment of its goodwill by determining the fair value of each of its reporting segments and comparing the fair value to the carrying value for each reporting segment (i.e., Direct Marketing and Shoppers).

As a result of continuing revenue declines in Shoppers and in conjunction with management’s evaluation of the business, Harte-Hanks determined that an interim impairment test of Shoppers was warranted in connection with the preparation of its financial statements for the second quarter of 2012. Because the estimated fair value of Shoppers was less than its related carrying value of $177 million, management determined that the goodwill balance with respect to Shoppers was impaired. Management presented its conclusions to the Audit Committee and Board of Directors in connection with the preparation of financial statements for the second quarter, and on July 16, 2012, Harte-Hanks determined that it will be required under generally accepted accounting principles to record a second quarter non-cash pre-tax charge in the range of approximately $150 million to $177 million with respect to the impairment of goodwill and other long-lived assets related to Shoppers. Final calculation of the amount of the charge has not yet been made and is dependent upon evaluations which are ongoing.

This non-cash charge for the impairment of goodwill and other long-lived assets related to Shoppers is not expected to impact Harte-Hanks’ future cash flow, liquidity or compliance with its debt covenants.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2012, Harte-Hanks and Gary J. Skidmore, its Executive Vice President and President, Direct Marketing, mutually agreed that he will leave Harte-Hanks effective July 31, 2012, to pursue charitable endeavors and new business opportunities. Larry Franklin, Chairman, President and Chief Executive Officer of Harte-Hanks, will be assuming leadership of Direct Marketing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are being filed or furnished herewith, as indicated above:

Exhibit No.	Description

99.1	Press Release of Harte-Hanks, Inc. dated July 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc.

Dated: July 17, 2012

By:	/s/ Robert L. R. Munden

Senior Vice President,
General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Harte-Hanks, Inc. dated July 17, 2012